Exhibit 2.4

AMENDMENT TO RIGHTS AGREEMENT

THIS AMENDMENT (the “Amendment”), dated as of the 4th day of April, 2012, to the Rights Agreement (the “Rights Agreement”), dated May 6, 2003, as amended by Amendment No. 1 dated as of March 4, 2005, Amendment No. 2 dated as of January 29, 2007, Amendment No. 3 dated as of July 17, 2009 and Amendment No. 4 dated as of July 19, 2011 (the “Terminated Amendment”), between ALLOS THERAPEUTICS, INC., a Delaware corporation (the “Company”), and COMPUTERSHARE SHAREOWNER SERVICES LLC (f/k/a MELLON INVESTOR SERVICES LLC), a New Jersey limited liability company, as Rights Agent (the “Rights Agent”), is being executed at the direction of the Company and shall be effective immediately prior to the Company’s entry into that certain Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”) to be entered into by and among the Company, SPECTRUM PHARMACEUTICALS, INC., a Delaware corporation (“Parent”), and SAPPHIRE ACQUISITION SUB, INC., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub”); provided, however, if (i) the Merger Agreement is not executed as of even date herewith, or (ii) the Merger Agreement terminates or is terminated in accordance with the terms thereof prior to the Acceptance Time (as defined therein), this Amendment shall terminate, in either such case, immediately upon the Rights Agent’s receipt of written notice thereof from the Company, and shall be of no further force and effect.  Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings given them in the Rights Agreement.

WHEREAS, upon the delivery of a notice on October 21, 2011 to the Rights Agent by the Company, the Terminated Amendment terminated with no further force and effect, in accordance with the terms of the Terminated Amendment;

WHEREAS, Section 27 of the Rights Agreement provides that, prior to the Distribution Date, the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of the Rights, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; and

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company has delivered to the Rights Agent a certificate signed by an authorized officer of the Company certifying that this Amendment is in compliance with the terms of Section 27 of the Rights Agreement.

NOW, THEREFORE, in consideration of the foregoing and the agreements, provisions and covenants herein contained, the parties agree as follows:

1.                                    Section 1(h) shall be amended and restated in its entirety as follows:

“Excluded Stockholder” shall include each of (i) Warburg Pincus Private Equity VIII, L.P. (including its Affiliates and Associates) (“Warburg”); provided, however, that Warburg shall not be an Excluded Stockholder if, without the prior approval of the Board of Directors, Warburg becomes the Beneficial Owner of more than 44% of the outstanding Common Shares; (ii) Baker Brothers Life

Sciences, L.P. (including its Affiliates and Associates) (“Baker”); provided, however, that Baker shall not be an Excluded Stockholder if, without the prior approval of the Board of Directors, Baker becomes the Beneficial Owner of more than 20% of the outstanding Common Shares, and (iii) Parent, its stockholders, Merger Sub and their respective Affiliates and Associates to the extent that any of them would otherwise become an Acquiring Person solely as the result of (x) the execution, delivery or performance of the Merger Agreement or the Company Stockholder Support Agreements, (y) their acquisition or their right to acquire beneficial ownership of the Common Shares as a result of their execution of the Merger Agreement, or (z) the commencement or consummation of the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the Company Stockholder Support Agreements.

2.                                    Section 1 shall be amended by adding the following new Section 1(s) at the end thereof:

(s)                                The following additional terms shall have the meanings indicated:

(i)                                  “Acceptance Time” shall mean the initial acceptance for purchase by Merger Sub, in accordance with the terms of the Merger Agreement, of Common Shares tendered pursuant to the Offer.

(ii)                              “Company Stockholder Support Agreement” shall mean each of the tender and support agreements in favor of Parent to be executed concurrently with the execution of the Merger Agreement by certain stockholders of the Company.

(iii)                          “Expiration Date” shall have the meaning set forth in Section 7(a) hereof.

(iv)                             “Merger” shall mean the merger of Merger Sub with and into the Company pursuant to and in accordance with the terms of the Merger Agreement.

(v)                                 “Merger Agreement” shall mean that certain Agreement and Plan of Merger to be entered into by and among the Company, Parent and Merger Sub and dated as of the 4th day of April, 2012, as amended from time to time in accordance with the terms thereof.

(vi)                             “Merger Sub” shall mean Sapphire Acquisition Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent.

(vii)                         “Offer” shall mean the tender offer to be commenced by Merger Sub pursuant to the terms and conditions of the Merger Agreement to purchase all of the outstanding shares of Common Shares, as such tender offer may be amended from time to time in accordance with the terms of the Merger Agreement.

(vii)                         “Parent” shall mean Spectrum Pharmaceuticals, Inc., a Delaware corporation.

3.                                    Section 7(a) shall be amended and restated in its entirety as follows:

The registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent designated for such purpose, together with payment of the Purchase Price for each one one-hundredth of a Preferred Share (or such other number of shares or other securities) as to which the Rights are exercised, at or prior to the earliest of (i) the Close of Business on May 28, 2013 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which such Rights are exchanged as provided in Section 24 hereof, or (iv) the time immediately prior to the Acceptance Time (but subject to the occurrence of the Acceptance Time) (the earlier of (i), (ii), (iii) and (iv) being herein referred to as the “Expiration Date”), whereupon the Rights shall expire and this Agreement shall terminate in accordance with Section 36.

4.                                    Section 26 of the Rights Agreement is hereby amended by replacing the addresses of the Rights Agent with the following addresses:

Computershare Shareowner Services LLC
350 Indiana Street,
Golden, CO 80401
Attention: Relationship Manager
Facsimile No.: 303.764.3583

with a copy to:

Computershare Shareowner Services LLC
Newport Office Center VII
480 Washington Boulevard
Jersey City, New Jersey 07310
Attention: General Counsel
Facsimile No.: 201.680.4610

5.                                    Section 30 of the Rights Agreement is hereby modified and amended to add the following sentence at the end thereof:

Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement by virtue of the approval, execution or delivery of the Merger Agreement or the Company Stockholder Support Agreements or the commencement or consummation of the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the Company Stockholder Support Agreements.

6.                                    The following is added as a new Section 35 of the Rights Agreement:

SECTION 35.  OFFER, MERGER, MERGER AGREEMENT AND SUPPORT AGREEMENTS.  Notwithstanding anything in this Agreement to the contrary, none of (i) the execution, delivery or performance of the Merger Agreement or the Company Stockholder Support Agreements nor (ii) the commencement or consummation of the Offer or the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement and the Company Stockholder Support Agreements shall result in (x) Parent, its stockholders, Merger Sub and their respective Affiliates and Associates being the Beneficial Owner of Common Shares, (y) the deemed occurrence of either a Shares Acquisition Date or a Distribution Date or (z) the separation of the Rights from the Common Shares.

7.                                    The following is added as a new Section 36 of the Rights Agreement:

SECTION 36.  TERMINATION UPON EXPIRATION DATE.  Notwithstanding anything to the contrary in this Agreement, upon the Expiration Date and without any further action by the Rights Agent, the Company, Parent, Merger Sub or any current or former holder of Rights, this Agreement, the Rights, and any right to exercise the Rights provided for hereunder shall terminate and be null and void and of no further force or effect.

8.                                    The Rights Agreement shall not otherwise be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect.  This Amendment may be executed in one or more counterparts, including by facsimile or PDF copy, all of which shall be considered one and the same amendment and each of which shall be deemed an original.

9.                                    This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such State.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and attested, all as of the day and year first above written.

ALLOS THERAPEUTICS, INC.		COMPUTERSHARE SHAREOWNER SERVICES LLC, as Rights Agent

By:	/s/ Marc Graboyes	By:	/s/ Tiffany J. Skiles
Name:	Marc Graboyes	Name:	Tiffany J. Skiles
Title:	Senior Vice President, General Counsel & Secretary	Title:	Client Relationship Executive

SIGNATURE PAGE TO AMENDMENT TO RIGHTS AGREEMENT